UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 2, 2009 Date of Report (Date of earliest event reported)

NU SKIN ENTERPRISES, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-12421 (Commission File Number)	87-0565309 (IRS Employer Identification Number)

75 West Center Street
Provo, UT 84601
(Address of principal executive offices and zip code)

(801) 345-1000
 (Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))
Item 1.01	Entry into a Material Definitive Agreement.

2009 Private Shelf Agreement

On October 1, 2009, Nu Skin Enterprises, Inc. (the "Company") entered into a private shelf agreement (the "2009 PSA") with the Prudential Investment Management, Inc. ("Prudential"). Under the terms of the Agreement, for a period of three years the Company may issue, and request that Prudential purchase, senior promissory notes ("Notes") in an aggregate principal amount of up to $100 million. Prudential may then elect to purchase the Notes according to the request. All Notes will be secured by guarantees and pledges of certain Company subsidiaries..

Letter Agreements

On October 1, 2009, the Company also executed letter agreements (the "Letter Agreements") regarding the: (i) Note Purchase Agreement dated October 12, 2000, between the Company and The Prudential Insurance Company of America, as amended (the "2000 NPA"); and the (iii) Private Shelf Agreement dated as of August 26, 2003, between the Company and Prudential, as amended (the "2003 PSA"). Pursuant to the Letter Agreements, the Company's financial and other covenants under both the 2000 NPA and the 2003 PSA are replaced by the Company's financial and other covenants under the 2009 PSA, as amended from time to time, subject to certain limited exceptions. The current effect of such Letter Agreement is to modify the net worth covenant under the prior agreements to conform them to the net worth covenant under the 2009 PSA.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NU SKIN ENTERPRISES, INC. (Registrant) /s/ Ritch Wood Ritch Wood Chief Financial Officer

Date:    October 7, 2009